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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Callidus Software Inc:

We consent to the incorporation by reference in the registration statement (No. 333-110757) on Form S-8 of Callidus Software Inc. of our report dated January 23, 2004, with respect to the consolidated balance sheets of Callidus Software Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Callidus Software Inc.

Our report refers to a change in accounting for goodwill and other intangible assets effective January 1, 2002.


                                             /s/  KPMG LLP

Mountain View, California
March 11, 2004